EXHIBIT 99.4

MALVERN FEDERAL SAVINGS BANK

NOTICE OF SPECIAL MEETING OF MEMBERS

To be held on ______________ ____, 2008

         NOTICE IS HEREBY GIVEN that a Special Meeting of Members of Malvern Federal Savings Bank will be held at the [headquarters of] Malvern Federal Savings Bank, 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, at ___:00 p.m., Eastern Time, on ______________ ___, 2008, to consider and vote upon:

          (1)        The Plan of Reorganization, pursuant to which Malvern Federal Savings Bank will reorganize into the mutual holding company form of organization and operate as an indirect subsidiary of a subsidiary holding company. As part of the reorganization, Malvern Federal Savings Bank will (1) organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”); (2) Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim Two”); (3) Interim One will organize a Federal stock corporation, Malvern Federal Bancorp, Inc., as a wholly owned subsidiary of Interim One; (4) Malvern Federal Savings Bank will convert to stock form and exchange its mutual charter for a Federal stock savings bank charter; (5) the shares of Interim One will be cancelled and its charter will be exchanged for a federal mutual holding company charter; (6) Interim Two will merge with and into Malvern Federal Savings Bank, with Malvern Federal Savings Bank surviving as a subsidiary of Malvern Federal Mutual Holding Company; (7) former members of Malvern Federal Savings Bank will become members of Malvern Federal Mutual Holding Company; and (8) Malvern Federal Mutual Holding Company will transfer all of the outstanding shares of Malvern Federal Savings Bank to Malvern Federal Bancorp.

          (2)        The approval of the establishment of the Malvern Federal Charitable Foundation, a Delaware non-stock corporation dedicated to the promotion of charitable purposes within the communities that Malvern Federal Savings Bank serves, and the contribution of shares of the Company’s common stock to the foundation concurrently with the completion of the transactions contemplated by the Plan of Reorganization and related Plan of Stock Issuance;

          (3)        Such other business as may properly come before the Special Meeting or any adjournment hereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

        The Board of Directors has fixed ______________ ___, 2008 as the voting record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only those members of Malvern Federal Savings Bank of record as of the close of business on the voting record date will be entitled to vote at the Special Meeting or any postponement or adjournment thereof. The following Proxy Statement and the Prospectus attached hereto contain a more detailed description of Malvern Federal Savings Bank, Malvern Federal Bancorp and the proposed reorganization.

                                      By Order of the Board of Directors

Shirley Stanke
          Corporate Secretary

Paoli, Pennsylvania

______________ ___, 2008

        The Board of Directors recommends that you sign, date and mark the enclosed proxy card FOR adoption of the Plan of Reorganization and FOR establishment of the charitable foundation and return it promptly in the enclosed self addressed stamped envelope. Returning a proxy card will not prevent you from voting in person if you attend the Special Meeting. Your vote is important. Not voting will have the same effect as a vote against the Plan of Reorganization. Voting on the Plan of Reorganization does not require you to purchase stock in the Offering.

MALVERN FEDERAL SAVINGS BANK

_________________

PROXY STATEMENT

_________________

SPECIAL MEETING OF MEMBERSTO
BE HELD ON ______________ ___, 2004

         The Board of Directors of Malvern Federal Savings Bank and the Office of Thrift Supervision Have Approved the Plan of Reorganization, Subject to its Approval by the Members and the Satisfaction of Certain Other Conditions. However, Such Approval by the Office of Thrift Supervision Does Not Constitute a Recommendation or Endorsement of the Plan of Reorganization by the Office of Thrift Supervision.

Purpose of the Special Meeting and Summary of Transaction

        This Proxy Statement, together with the Prospectus of Malvern Federal Bancorp, Inc. of Louisiana attached hereto, constitutes the Proxy Statement for, and is being furnished to eligible members of, Malvern Federal Savings Bank in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting of Members of Malvern Federal Savings Bank to be held on December 30, 2004, at the headquarters of Malvern Federal Savings Bank, 42 East Lancaster Avenue, Paoli, Pennsylvania, at ___:00 p.m., Eastern Time, and at any postponement or adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Plan of Reorganization, and the transactions contemplated by and provided for in the Plan of Reorganization the Plan of Reorganization and related Plan of Stock Issuance also provide for the establishment of a charitable foundation, the Malvern Federal Charitable Foundation, and the contribution of shares of Malvern Federal Bancorp common stock to such foundation.

        Our Board of Directors unanimously adopted the Plan of Reorganization, pursuant to which Malvern Federal Savings Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, and will become a subsidiary of Malvern Federal Bancorp, a federally chartered corporation. Malvern Federal Bancorp will be a subsidiary of Malvern Federal Mutual Holding Company, a federally chartered mutual holding company. It is currently intended that all of the capital stock of Malvern Federal Savings Bank will be held by Malvern Federal Bancorp. The Plan of Reorganization has been approved by the Office of Thrift Supervision, subject to, among other things, approval of the Plan of Reorganization by our Members at the Special Meeting.

        Following receipt of all required regulatory approvals, the approval of our members entitled to vote on the Plan of Reorganization, and the satisfaction of all other conditions precedent to the Reorganization, we will consummate the Reorganization. Following completion of the Reorganization, Malvern Federal Savings Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as we conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates or other terms of our loans or deposit accounts, and the deposit accounts will continue to be issued by the Federal Deposit Insurance Corporation to the same extent as they were prior to the Reorganization.

        Pursuant to the Plan of Reorganization, the Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Reorganization:

(i)	Malvern Federal Savings Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize Malvern Federal Bancorp as a wholly owned subsidiary;

(iv)

Malvern Federal Savings Bank will convert its mutual charter to a federal stock savings bank charter and Interim One will convert its charter to a federal mutual holding company charter to become Malvern Federal Mutual Holding Company;

(v)	simultaneously with step (iv), Interim Two will merge with and into Malvern Federal Savings Bank with Malvern Federal Savings Bank as the resulting institution;

(vi)

all of the initially issued stock of Malvern Federal Savings Bank will be transferred to Malvern Federal Mutual Holding Company in exchange for membership interests in Malvern Federal Mutual Holding Company;

(vii)

Malvern Federal Mutual Holding Company will contribute the capital stock of Malvern Federal Savings Bank to Malvern Federal Bancorp, and Malvern Federal Savings Bank will become a wholly owned subsidiary of Malvern Federal Bancorp; and

(viii)

contemporaneously with the Reorganization, Malvern Federal Bancorp will sell a minority interest in shares of its Common Stock to certain depositors and others pursuant to the Plan of Stock Issuance, which was approved by our Board of Directors contemporaneously with its adoption of the Plan of Reorganization, and, if approved by members at the Special Meeting of Members, will establish the Malvern Federal Charitable Foundation and contribute shares of Home Federal Bancorp common stock to such foundation.

        Malvern Federal Bancorp received the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of Malvern Federal Savings Bank, subject to standard conditions. Malvern Federal Bancorp intends to contribute at least 50% of the net proceeds of the Offering to Malvern Federal Savings Bank. The Reorganization will be effected only upon completion of the sale of shares of Common Stock to be issued pursuant to the Plan of Stock Issuance. If the members approve the Plan of Reorganization but not the establishment of, and contribution to, the Malvern Federal Charitable Foundation, Malvern Federal Savings Bank intends to complete the reorganization without establishing the foundation.

        Pursuant to the Plan of Stock Issuance, nontransferable rights to subscribe for the shares of Common Stock have been granted, in order of priority, to (i) our depositors with account balances of $50.00 or more as of the close of business on September 30, 2006 (“Eligible Account Holders”), (ii) Malvern Federal Bancorp’s employee stock ownership plan, (iii) our depositors with account balances of $50.00 or more as of the close of business on [December 31,] 2007 (“Supplemental Eligible Account Holders”) and (iv) our depositors and certain borrowers as of ______________ ___, 2008 and borrowers as of December 31, 1990, whose loans remain outstanding as of ______________ ___, 2008 (“Other Members”) subject to the limitations described herein (the “Subscription Offering”). In the event that there are any shares of Common Stock which are not sold in the Subscription Offering, we anticipate that we will offer any such shares of Common Stock in a community offering (the “Community Offering”). If necessary, any shares of Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public in a syndicated community offering (the “Syndicated Community Offering”). (The Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the “Offerings”).

        A copy of Malvern Federal Bancorp’s prospectus accompanies this proxy statement and is incorporated herein by reference.

         Voting in favor of or against the Plan of Reorganization includes a vote for or against the adoption of the new Federal Stock Charter and Bylaws of Malvern Federal Savings Bank.

         Voting in favor of the Plan of Reorganization will not obligate you to purchase any Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ADOPTION OF THE PLAN OF REORGANIZATION AND FOR THE ESTABLISHMENT OF, AND
CONTRIBUTION TO, THE FOUNDATION.

Voting Rights and Votes Required for Approval

        The Board of Directors has fixed ______________ ___, 2008 as the voting record date for the determination of our members entitled to notice of and to vote at the Special Meeting and at any postponement or adjournment thereof. All of our depositors as of the voting record date as well as our borrowers as of December 31, 1990 whose loans continue to be outstanding as of the voting record date are our members. The Plan of Reorganization must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at the Special Meeting the establishment of, and contribution to, the Malvern Federal Charitable Foundation must be approved separately by the affirmative vote of at least a majority of the amount of votes eligible to be cast at the Special Meeting. If there are not sufficient votes for approval of the Plan of Reorganization or the foundation at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies. No proxy that is voted against the approval of the Plan of Reorganization or the foundation, as the case may be, will be voted in favor of adjournment to solicit further proxies.

        Each depositor member as of the voting record date will be entitled at the Special Meeting to cast one vote per $100, or fraction thereof, of the aggregate withdrawal value of all of such member’s deposit accounts in Malvern Federal Savings Bank as of the voting record date. Also, each borrower member whose loan was outstanding as of the voting record date, will be entitled to one vote in addition to any other vote the borrower may otherwise have. No member may cast more than 1,000 votes at such Special Meeting. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Our records indicate that as of the voting record date, there were approximately _______ members entitled to cast a total of _______ votes at the Special Meeting. The directors and officers of Malvern Federal Savings Bank are eligible to cast an aggregate of _______ votes at the Special Meeting.

        Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA accounts for which Malvern Federal Savings Bank is custodian, the beneficiary may direct Malvern Federal Savings Bank’s vote on the Plan of Reorganization by returning a completed proxy card. If you hold an IRA account and we do not receive a proxy from you, Malvern Federal Savings Bank will not vote on the Plan of Reorganization on your behalf at the Special Meeting.

Stock Purchase Priorities

        Rights to subscribe for Common Stock have been granted on a priority basis in a subscription offering to certain members of Malvern Federal Savings Bank and our employee stock ownership plan. Voting members should be aware that only those voting members who were also depositors with an account balance of at least $50.00 at Malvern Federal Savings Bank as of the class of business on September 30, 2006 (Eligible Account Holders) will have first priority to purchase stock in the Offering. In the event there is an oversubscription in the subscription offering, voting members who are not also Eligible Account Holders or Supplemental Eligible Account Holders may not have an opportunity to purchase stock in the Offering.

Adjournment of Special Meeting

        We may seek an adjournment of the Special Meeting for not more than 29 days in order to enable us to solicit additional votes in favor of the Reorganization or the foundation in the event that either proposal has not received the requisite vote of members at the Special Meeting and has not received the negative votes of the holders of a majority of our members. An adjournment for up to 29 days would not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. We have no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

Proxies

        Our members as of the voting record date may vote at the Special Meeting or at any postponement or adjournment thereof in person or by proxy. Enclosed is a proxy card which may be used by any voting member to vote on the Plan of Reorganization. All properly executed proxies received by Malvern Federal Savings Bank will be voted in accordance with the instructions indicated thereon by the member giving such proxies. If no instructions are given, executed proxies will be voted FOR adoption of the Plan of Reorganization and FOR approval of the establishment of, and contribution to, the Malvern Federal Charitable Foundation.

        Proxies may be solicited by officers, directors and employees of Malvern Federal Savings Bank personally, by telephone or further correspondence without additional compensation.

Revocability of Proxies

        A proxy may be revoked at any time before it is voted by filing written revocation of the proxy with the Secretary of Malvern Federal Savings Bank, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the Special Meeting or any postponement or adjournment thereof. The presence of a member at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary of Malvern Federal Savings Bank prior to the voting of such proxy. The proxies being solicited by our Board of Directors are only for use at the Special Meeting and at any adjournment thereof and will not be used for any other meeting.

Reasons for Reorganization

        See “The Reorganization and Offering — Purposes of Reorganization” and “- Effects of Reorganization” in the Prospectus for a discussion of the basis upon which the Board of Directors determined to undertake the proposed Reorganization. For information regarding our proposed contribution to the foundation, see the section titled “Malvern Federal Charitable Foundation” in the Prospectus. As more fully discussed in those sections and in other sections of the Prospectus, our Board of Directors believes that the Plan of Reorganization and proposed contribution to the foundation is in the best interest of Malvern Federal Savings Bank, our members and the communities we serve.

Stock-Based Benefits to Management

        See “Summary — Benefits to Management from the Offering” and “Management — New Stock Benefit Plans” in the Prospectus for a discussion of the interests of management in the Reorganization and Stock Issuance.

Review of Office of Thrift Supervision Action

        Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of reorganization may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. Section 563b.235, whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the Office of Thrift Supervision by the clerk of the court and thereupon the Office of Thrift Supervision files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Risk Factors

        See “Risk Factors” in the Prospectus for a discussion of certain factors that should be considered by prospective investors, including, among other factors:

•	Our Portfolio of Loans with a Higher Risk of Loss is Increasing;
•	Higher Interest Rates Would Hurt Our Profitability;
•	Increases in Market Rates of Interest Could Adversely Affect Our Equity;
•	If Our Allowance for Loan Losses is Note Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease;
•	The Loss of Senior Management Could Hurt Our Operations;
•	Strong Competition Within Our Market Could Hurt Our Profits and Slow Growth;
•	Our Loans are Concentrated to Borrowers in Our Market Area;
•	Malvern Federal Mutual Holding Company Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders;
•	Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Merger or an Acquisition of Us, which May Lower Our Stock Price;
•	Our Recognition and Retention Plan and Stock Option Plan May be Dilutive;
•	Our $10 Per Share Offer Price, which is Based on an Independent Appraisal by RP Financial, May Not Be Indicative of the Market Price for Our Common Stock in the Future, which May be Higher or Lower;
•	Our Stock Price May Decline When Trading Commences;
•	We Intend to Remain Independent which May mean You Will Not Receive a Premium for Your Common Stock;
•	Malvern Federal Mutual Holding Company Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders;
•	Our Low Return on Equity May Cause Our Common Stock Price to Decline;
•	Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes;
•	Our Employee Stock Benefit Plans Will Increase Our Costs;
•	There May Be a Limited Market for Our Common Stock, which May Adversely Affect Our Stock Price;
•	Our Contribution to the Malvern Federal Charitable Foundation May or May Not Be Tax Deductible, which Could Reduce Our Profits; and
•	Our Contribution to the Malvern Federal Charitable Foundation will Reduce Our Profits for Fiscal Year 2008.

         Control of Malvern Federal Bancorp. Malvern Federal Bancorp is required to be a majority-owned subsidiary of Malvern Federal Mutual Holding Company as long as Malvern Federal Mutual Holding Company remains in existence. Following the Stock Issuance, Malvern Federal Mutual Holding Company will own 60% of the outstanding Common Stock. Holders of our deposit accounts will be entitled to vote on all matters presented to the members of Malvern Federal Mutual Holding Company for resolution by vote, including, without limitation, election of directors of Malvern Federal Mutual Holding Company. Prior to the Reorganization, our members generally granted revocable proxies to the Board of Directors, and members of Malvern Federal Mutual Holding Company may grant proxies to the Board of Directors of Malvern Federal Mutual Holding Company after the Reorganization. According to regulations of the Office of Thrift Supervision, the revocable proxies that our members have granted to our Board of Directors which confer on the Board of Directors of Malvern Federal Savings Bank general authority to cast a member’s vote on any and all matters presented to the members, shall be deemed to cover the member’s votes as members of Malvern Federal Mutual Holding Company, and such authority shall be conferred on the Board of Directors of Malvern Federal Mutual Holding Company. The use of such proxies will facilitate control over Malvern Federal Mutual Holding Company by its Board of Directors and thereby control of Malvern Federal Bancorp by virtue of Malvern Federal Mutual Holding Company’s ownership of a majority of the outstanding shares of Common Stock. Malvern Federal Mutual Holding Company will be able to elect all of the members of the Board of Directors of Malvern Federal Bancorp and will be able to control the outcome of most matters presented to the stockholders of Malvern Federal Bancorp for resolution by vote, excluding certain matters related to stock compensation plans and certain votes regarding a conversion to stock form by Malvern Federal Mutual Holding Company. Therefore, purchasers of the Common Stock in the Offerings will be minority stockholders and, as such, will not be able to elect directors or effect a change of control in management of Malvern Federal Bancorp.

        No assurances can be given that Malvern Federal Mutual Holding Company or Malvern Federal Bancorp will not take action which the minority stockholders believe to be contrary to their interests at some future time. For example, Malvern Federal Mutual Holding Company or Malvern Federal Bancorp could revise our dividend policy, prevent a conversion transaction or defeat a candidate for our Board of Directors or other proposals put forth by the minority stockholders. Moreover, Malvern Federal Mutual Holding Company’s ownership of a majority of the outstanding shares of Common Stock, Malvern Federal Mutual Holding Company’s mutual form of organization and, to a lesser extent, provisions in Malvern Federal Bancorp’s Charter and Bylaws that eliminate cumulative voting for the election of directors, authorize the issuance of additional amounts of capital stock and require staggered terms for members of the Board of Directors, are likely to perpetuate existing management and directors and discourage certain transactions that involve an actual or threatened change in control of Malvern Federal Bancorp. See “Restrictions on Acquisition of Malvern Federal Bancorp and Malvern Federal Savings Bank and Related Anti-Takeover Provisions.”

         Certain Additional Anti-Takeover Considerations. Malvern Federal Mutual Holding Company will own more than a majority of the issued and outstanding shares of Common Stock of Malvern Federal Bancorp and, accordingly, will be able to elect all of the members of the Board of Directors of Malvern Federal Bancorp and will be able to control the outcome of most matters presented to stockholders for their approval. See “Risk Factors – Malvern Federal Mutual Holding Company will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders” in the Prospectus. In addition, certain provisions in Malvern Federal Bancorp’s Charter and Bylaws and Federal law and regulations as well as the anticipated stock ownership levels of our management will provide certain additional anti-takeover provisions. See “Risk Factors — Our Stock Value May Suffer from Federal Regulations Restricting Takeovers” in the Prospectus.

Additional Information

        A copy of the Plan of Reorganization, Plan of Stock Issuance, the proposed Federal Stock Charter and Bylaws of Malvern Federal Bancorp, the proposed Federal Stock Charter and Bylaws of Malvern Federal Savings Bank and the proposed Charter and Bylaws of Malvern Federal Mutual Holding Company are available without charge from Malvern Federal Savings Bank. Requests for copies of any such documents should be directed to: Ronald Anderson, President and Chief Executive Officer, Malvern Federal Savings Bank, 42 East Lancaster Avenue, Paoli, Pennsylvania 19301.

         The Attached Prospectus Is an Integral Part of this Proxy Statement and Contains Detailed Information about Malvern Federal Savings Bank, Malvern Federal Bancorp, Malvern Federal Mutual Holding Company, the Reorganization and Stock Issuance, Including, the Rights of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members to Subscribe for Shares of Malvern Federal Bancorp’s Common Stock. Members as of the Voting Record Date Are Urged to Consider Such Information Carefully Prior to Submitting Their Proxies.